Exhibit 4.3

EXECUTION VERSION

THIRD AMENDED AND RESTATED NOTE

$83,875,000	January 29, 2025

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to TD BANK, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of

EIGHTY-THREE MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($83,875,000)

or, if less, the principal amount of, and interest accrued on, each Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Credit Agreement, dated as of September 29, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among UNITIL CORPORATION, a New Hampshire corporation, each lender whose name appears on the signature page thereof or otherwise becomes party thereto, and Bank of America, N.A., as Agent, Swingline Lender, L/C Issuer and Lender. This Third Amended and Restated Note is being executed and delivered by the Borrower pursuant to Section 2.11 of the Agreement.

This Third Amended and Restated Note amends, restates, supersedes and replaces in its entirety that certain Second Amended and Restated Note dated September 29, 2022 (the “Existing Note”) in the original maximum principal amount of SIXTY-ONE MILLION DOLLARS ($61,000,000) issued to the Lender by the Borrower, provided that nothing herein shall be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the obligations and liabilities of the Borrower evidenced by the Existing Note.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars and in same day funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Third Amended and Restated Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Third Amended and Restated Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Third Amended and Restated Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Third Amended and Restated Note.

[Signature Page to Follow]

THIS THIRD AMENDED AND RESTATED NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

UNITIL CORPORATION

By:	/s/ Daniel J. Hurstak
Name:	Daniel J. Hurstak
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

Third Amended and Restated Note

Loans and Payments With Respect Thereto

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By